                                                                    EXHIBIT 99.2

[GENCORP LOGO]                                                Rosemary B. Younts
                                                          Sr. VP, Communications
                                                                  (916) 351-8650
                                                                  (916) 804-7820

                                  News Release

                                                                    YASMIN SEYAL
                                                                 Sr. VP, Finance
                                                                  (916) 351-8585


                              FOR IMMEDIATE RELEASE


            GenCorp Reports 2001 Earnings Per Diluted Share of $3 and Restates Prior Quarters in 2001 and Fiscal Years 2000 and 1999

SACRAMENTO, CALIFORNIA, March 6, 2002 - GenCorp today announced fourth quarter results and full year 2001 earnings per diluted share of $3.00. The Company also announced that it is restating financial results for the first nine months of 2001, ended August 31, and the years 2000 and 1999, resulting from the completion of a review of certain accounting issues at its GDX Automotive segment. Financial results and comparisons reflect restated results. All earnings per share amounts are tax-effected.

                     Fourth Quarter - Full Year 2001 Results

For fiscal year 2001, income from continuing operations was $128 million or $3.00 per diluted share compared to $52 million or $1.23 per diluted share for fiscal year 2000. Income in 2001 included a pre-tax gain on the sale of the Company's EIS business of $206 million ($2.95 per diluted share); a write-down and accrual totaling $48 million ($0.69 per diluted share) related to Aerojet's participation as a propulsion supplier to a commercial launch vehicle program; restructuring charges totaling $40 million ($0.57 per diluted share); and a $9 million expense representing the portion of a tax refund that will be repaid to the Company's defense customer ($0.13 per diluted share). In total, these non-recurring items and other smaller non-recurring items described later in this release, provided $1.58 to earnings per share in 2001.

Full year segment operating income, excluding unusual items and restructuring charges, was $113 million, versus $119 million in 2000. The Company's effective tax rate was 32% and was positively impacted by several settlements resulting in tax refunds throughout 2001. This compares to an effective rate of 40% for FY 2000. Revenues for fiscal year 2001 were $1.49 billion compared to $1.05 billion in 2000, a 42 percent increase.

Company revenues for the fourth quarter 2001 increased to $367 million from $277 million in the comparable 2000 quarter. Excluding unusual items and restructuring charges, segment operating income in the fourth quarter 2001 was $43 million compared to $29 million for the fourth quarter 2000. Earnings per share for the fourth quarter 2001 were $2.47 compared to earnings per share of $0.14 for fourth quarter 2000. Excluding the EIS gain, launch vehicle program write-down, and fourth quarter restructuring charges, earnings for the fourth quarter of 2001 were $0.51 per diluted share. Fourth quarter 2000 earnings included an $8 million pre-tax loss on a foreign currency option contract purchased to hedge against market fluctuations in anticipation of the Company's December 2000 acquisition of the Draftex International Car Body Seals Division of the Laird Group Public Limited Company.

"While we are disappointed with the performance of our GDX Automotive unit and our Aerojet Fine Chemicals business, the Company has made progress toward achieving improvements in the cost structure of these two businesses," said Chairman and CEO Bob Wolfe. "Three plants were closed and 1,300 positions eliminated within the GDX Automotive segment. At Aerojet Fine Chemicals, the workforce was reduced by approximately 40 percent. At the Corporate Headquarters, 18 employees took advantage of an early retirement program, prospectively reducing the Company's cost structure," he said.

"We are also much better positioned as a result of actions during the year to grow our defense business and to realize significant value from our real estate holdings," Wolfe added. "Our defense business, Aerojet, excluding EIS, received over 50 new contract awards in 2001, 15 of which were competitive solicitations, and should enjoy double digit growth in both revenues and operating income in 2002. In terms of our Sacramento land holdings, the Department of Justice has filed a motion in Federal District Court to remove 2,600 acres of property from the Superfund site designation. This motion is set for a hearing by the Court on April 8, 2002."

                           Restated Financial Results

Following the evaluation of certain accounting issues, announced January 22, 2002, the Company is restating financial information for the first nine months of 2001, ended August 31, and fiscal years 2000 and 1999. The effect of the revisions on net income for the nine months ended August 31, 2001, was $3 million and decreased diluted earnings per share from $0.59 to $0.52. For the year ended November 30, 2000, income from continuing operations and diluted earnings per share from continuing operations are being restated respectively from $55 million and $1.31 to $52 million and $1.23. For the year ended November 30, 1999, income from continuing operations and diluted earnings per share are being restated respectively from $46 million and $1.09 to $45 million and $1.07.

The revisions relate primarily to the correction of errors in the accounting for customer-owned tooling, inventory and the recognition of liabilities at one of the Company's GDX Automotive manufacturing plants.

"Addressing this issue immediately in a proactive and meticulous manner was the right and only course of action for the Company," Wolfe said. "The review was comprehensive and quickly resolved, involving primarily one GDX Automotive plant in North America. I am confident that this disappointing event is behind us."

                    Fourth Quarter, Full Year 2001 Highlights

"The major focus during the year for GenCorp was on implementing dramatic cost and structural changes across the Company to improve the performance and growth positions of our businesses," Wolfe added. "A number of highlights stand out:

- A restructuring of the corporate headquarters via a Voluntary Enhanced Retirement Program;
- A downsizing in workforce at Aerojet Fine Chemicals and the purchase back of 40 percent equity in the business from NextPharma Technologies USA Inc.

- The restructuring of GDX Automotive to integrate Draftex, which resulted in the elimination of approximately 1,300 positions, the closure of three plants and the consolidation of other facilities.
- The sale of the Aerojet Electronic and Information Systems business to Northrop Grumman for $315 million which enables Aerojet management to focus singly on growth of the Sacramento defense based operations; and
- Federal and state regulatory approval of a carve out agreement that, when approved by U.S. Federal District Court, expected as early as April 2002, will allow us to set in motion our real estate strategy to begin monitizing the tremendous value of our Sacramento land holdings."

GDX Automotive

Net sales for GDX Automotive in the fourth quarter of 2001 totaled $210 million, a 63% increase over net sales of $129 million for fourth quarter 2000, primarily the result of revenues gained through the Draftex acquisition. GDX Automotive results reflect an operating loss of $3 million for the quarter. The focus for GDX Automotive remained on consolidation efforts during the quarter, directed at cost reduction actions, productivity improvements and realization of cost saving synergies from the Draftex acquisition. In November, the President of GDX Automotive left the Company and was replaced on an interim basis by Terry Hall, the Company's Chief Operating Officer.

Aerospace and Defense

Net sales for the Company's Aerospace and Defense segment for fourth quarter 2001 were $129 million, an 10% decrease from net sales of $143 million for fourth quarter 2000. The anticipated decrease in revenue is primarily the result of the sale of Aerojet's Electronics and Information Systems (EIS) business unit to Northrop Grumman in October 2001. Revenues for the Company's real estate business unit increased $27 million quarter-over-quarter, primarily the result of the sale of approximately 1,100 acres in Sacramento for $28 million. The November 2001 sale resulted in a pre-tax gain of approximately $23 million. With the real estate sale, the segment's operating profit for the quarter increased substantially to $45 million versus $23 million for the comparative quarter in 2000. During the quarter, Aerojet booked contract awards totaling $37 million and won an award for $13 million to develop a new liquid booster engine for U.S. Army target vehicles. Contract backlog as of November 30, 2001 totaled $603 million. Financial results for Aerojet Fine Chemicals have been excluded from Aerospace and Defense reporting and are now being reported as a separate business segment.

Fine Chemicals

Beginning with this earnings release and prospectively, financial results for Aerojet Fine Chemicals will be reported as a separate business segment. Revenues for Aerojet Fine Chemicals (AFC) increased to $28 million, up substantially from revenues of $5 million recorded in fourth quarter 2000. Fiscal year 2001 revenues were more than $38 million, an increase of 36% over fiscal 2000 revenues of $28 million. During fiscal year 2001, AFC incurred substantial start up costs relating to the launch of four new chemical compounds. In the fourth quarter, all four of these new compounds were in production. The majority of AFC's 2001 revenues were recognized in the fourth quarter, reflecting both the final completion of partially manufactured inventory in prior periods and current quarter production. Operating profit for fourth quarter 2001 totaled $1 million, reflecting an improvement from a fourth quarter 2000 operating loss of $7 million. Restructuring plans completed in November 2001 and additional cost reduction activities are expected to align resources with business volume for improved financial performance going forward.

In December 2001, the Company repurchased the 40% minority interest in Aerojet Fine Chemicals held by NextPharma Technologies USA Inc. As part of this transaction, other agreements between the two companies were terminated, including a comprehensive sale and marketing agreement. With the termination of these agreements, Aerojet Fine Chemicals reassumed responsibility for sales, marketing and customer interface.

Unusual Items and Restructuring Charges

Unusual items reflected in the Company's results of operations for the year ended November 30, 2001 include the EIS gain of $206 million and the launch vehicle write-down of $48 million recognized during the fourth quarter of 2001, a $9 million expense representing the portion of tax settlements received by the Company that will be repaid to the Company's defense customers (the benefit of the tax refunds of $13 million was included in the Company's tax provision), and a gain of $2 million related to an insurance settlement related to a discontinued operation.

Restructuring charges during 2001 included $29 million ($10 million in the fourth quarter) related to the restructuring and consolidation of the Company's GDX Automotive segment. The fourth quarter increase primarily reflects a change in estimate for the anticipated disposition of idled facilities and assets in Marion, Indiana and an increase in estimated benefit costs resulting from the closure. Also during 2001, the Company offered certain eligible employees a Voluntary Enhanced Retirement Program (VERP), which resulted in a pre-tax restructuring charge of $10 million. Additionally, the Company implemented a restructuring program at AFC during the fourth quarter of 2001 which included the elimination of approximately 50 employee positions and resulted in a charge to expense of approximately $1 million.

Other

As of November 30, 2001, the Company's total debt was $214 million versus $481 million as of August 31, 2001. The decrease results primarily from the use of proceeds from the sale of the EIS business unit to repay outstanding debt. Interest expense decreased to $5 million for fourth quarter 2001 compared to $10 million for third quarter 2001, reflecting both a lower level of debt and a lower effective interest rate.

Current Outlook

Excluding any unusual items, the Company expects earnings per share for fiscal year 2002 to be in the range of $0.90 to $1.00. The effective tax rate for 2002 is expected to be 39%. The Company expects to provide additional guidance when it announces first quarter earnings in late-March.

Although the Company's forecasts are subject to numerous variables and uncertainties, the primary risks associated with achieving forecasted results include: (i) automotive production rates; (ii) the timing of potential land sales; (iii) the automotive segment's ability to achieve the anticipated benefits resulting from restructuring actions taken during fiscal year 2001; and
(iv) the ability of Aerojet Fine Chemicals to achieve targeted product delivery levels.

FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. All statements in this release and in subsequent discussions with the Company's management, other than historical information, may be deemed to be forward-looking statements. A variety of factors, which are listed in the forward-looking statements section of Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's 2000 Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q for the Quarter Ended August 31, 2001, both of which have been filed with the U.S. Securities and Exchange Commission, could cause actual results or outcomes to differ materially from those expected by the Company and expressed in the Company' forward-looking statements. Such factors include, but are not limited to:

- The reaction of the Company's employees, shareholders, customers and lenders to the restatement of certain of the Company's financial statements, including any litigation arising out of such restatement;
-    The ability of the Company to secure additional financing;
- General economic conditions and trends affecting the Company's markets and product offerings;
- Changes in the short-term and long-term plans of major customers and potential customers;
- Governmental and regulatory policies, including environmental regulations, and increases in the amount or timing of environmental remediation and compliance costs;
- An unexpected adverse result in the toxic tort or other litigation, proceeding or investigation pending against the Company;
-    The Company's acquisition, disposition and joint venture activities;
- Vehicle sales and production rates of major automotive programs in the U.S. and abroad, particularly vehicles for which the Company supplies components;
- Department of Defense, NASA and other funding for certain aerospace programs;
-    Future funding for commercial launch vehicles;
- The ability of the Company to achieve the anticipated savings from restructuring and other financial management programs;
- The ability of the Company to successfully complete the entitlement process and related pre-development activities for its real estate in Northern California;
-    The market for the Company's real estate in Northern California;
- Fluctuations in exchange rates of foreign currencies and other risks associated with foreign operations;
- The ability of the Company to satisfy contract performance criteria, including due dates;
- The ability of the Company to maintain a high level of product performance, particularly related to the continued success of the Company's launch vehicle platforms;
- An adverse decision in any patent infringement suit, or settlement of a patent infringement suit impacting Aerojet Fine Chemicals' right to utilize new technology;
-    Intensified competition from the Company's competitors;
- Pricing pressures from the Company's major customers, particularly in the GDX Automotive segment;
- The ability of the Company to successfully defend its position that there are no purchase price adjustments for Aerojet's EIS business, a business which was sold to Northrop Grumman in 2001;
- Potential liabilities which could arise from any release or explosion of dangerous materials;
- Work stoppages at a Company facility or in the facility of one of the Company's significant customers; and,
-    Cost escalation and availability of power in Northern California.


Additional risk factors are included in the Company's Fiscal Year Form 10-K filed with the Securities and Exchange Commission on March 6, 2002 and may be described from time to time in the Company's other filings with the U.S. Securities and Exchange Commission. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results, and may be beyond the Company's control.

GenCorp is a technology-based manufacturer with leading positions in the aerospace and defense, pharmaceutical fine chemicals and automotive industries. Additional information about GenCorp can be obtained by visiting the Company's web-site at http://www.GenCorp.com.

BUSINESS SEGMENT INFORMATION (UNAUDITED)
GENCORP INC.

                                                            Three Months Ended                TWELVE MONTHS ENDED
                                                        ------------------------------   -----------------------------
                                                        NOVEMBER 30,      November 30,   NOVEMBER 30,     November 30,
(Dollars in millions,                                      2001              2000            2001            2000
    except per-share data)                                                (Restated)                      (Restated)
                                                        ------------------------------   -----------------------------
NET SALES

GDX Automotive                                             $210             $129             $808             $485
Aerospace and Defense                                       129              143              640              534
Fine Chemicals                                               28                5               38               28
                                                         ------           ------           ------           ------
                                                           $367             $277           $1,486           $1,047
                                                         ------           ------           ------           ------
INCOME FROM OPERATIONS

GDX Automotive                                              $(3)             $13              $(4)             $29
Aerospace and Defense                                        45               23              131              104
Fine Chemicals                                                1               (7)             (14)             (14)
Restructuring charge                                        (11)              --              (30)              --
Unusual items                                               158               --              149               --
                                                         ------           ------           ------           ------
SEGMENT OPERATING PROFIT                                    190               29              232              119
Interest expense                                             (5)              (6)             (33)             (18)
Corporate and other expenses                                 (4)              (3)             (15)             (10)
Foreign exchange gain (loss)                                 --               (8)              11               (8)
Restructuring charge                                        (10)              --              (10)              --
Unusual items                                                 1               (1)               2                4
Income tax provision                                        (66)              (4)             (59)             (35)
                                                         ------           ------           ------           ------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE        106                7              128               52

Cumulative effect of accounting change, net of tax           --               --               --               74
                                                         ------           ------           ------           ------
NET INCOME                                                 $106               $7             $128             $126
                                                         ------           ------           ------           ------
BASIC EARNINGS PER COMMON SHARE:
Income before cumulative effect of accounting change      $2.49            $0.14            $3.03            $1.24

Effect of accounting change                                  --               --               --             1.76
                                                         ------           ------           ------           ------
Total                                                     $2.49            $0.14            $3.03            $3.00
                                                         ------           ------           ------           ------
DILUTED EARNINGS PER COMMON SHARE:
Income before cumulative effect of accounting change      $2.47            $0.14            $3.00            $1.23

Effect of accounting change                                  --               --               --             1.76
                                                         ------           ------           ------           ------
Total                                                     $2.47            $0.14            $3.00            $2.99
                                                         ------           ------           ------           ------
SHARES USED FOR CALCULATION OF EARNINGS PER COMMON
    SHARE (IN THOUSANDS):
Basic                                                    42,518           41,967           42,228           41,933
Diluted                                                  42,911           42,124           42,583           42,052
                                                         ------           ------           ------           ------
Capital expenditures                                        $20              $23              $49              $82
Depreciation and amortization                               $19              $11              $77              $50
                                                         ------           ------           ------           ------

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
GENCORP INC.

                                                                           NOVEMBER 30,     November 30,
(Dollars in millions)                                                          2001             2000
                                                                                             (Restated)
                                ASSETS

Cash and equivalents                                                             $44                $17
Accounts receivable                                                              189                135
Inventories, net                                                                 167                182
Prepaid expenses and other                                                        18                 12
                                                                              -------            -------
                         TOTAL CURRENT ASSETS                                    418                346
Recoverable from U.S. government and other third parties for
   environmental remediation                                                     138                203
Deferred income taxes                                                              6                 78
Prepaid pension asset                                                            287                281
Goodwill, net                                                                     65                  8
Property, plant and equipment, net                                               454                366
Other noncurrent assets, net                                                      96                 43
                                                                              -------            -------
                                                                              $1,464             $1,325
                                                                              -------            -------
                 LIABILITIES AND SHAREHOLDERS' EQUITY

Short-term borrowings and current portion of long-term debt                      $17                $-
Accounts payable                                                                  83                 54
Income taxes payable                                                              29                  5
Other current liabilities                                                        336                272
                                                                              -------            -------
                       TOTAL CURRENT LIABILITIES                                 465                331
Long-term debt, net of current portion                                           197                190
Postretirement benefits other than pensions                                      194                236
Reserves for environmental remediation                                           244                328
Other noncurrent liabilities                                                      54                 54
Total shareholders' equity                                                       310                186
                                                                              -------            -------
                                                                              $1,464             $1,325
                                                                              -------            -------

     Restated Quarterly Business Segment Information (Unaudited)

GENCORP INC.

                                                     Three Months Ended
                                                       FEBRUARY 28,         MAY 31,           AUGUST 31,
(Dollars in millions,                                      2001              2001                2001
    except per-share data)
NET SALES
GDX Automotive                                         $    181           $    227           $    190
Aerospace and Defense                                       170                180                161
Fine Chemicals                                                2                  3                  5
                                                       --------           --------           --------
                                                       $    353           $    410           $    356
                                                       --------           --------           --------
INCOME FROM OPERATIONS

GDX Automotive                                         $     (7)          $     11           $     (5)
Aerospace and Defense                                        27                 29                 30
Fine Chemicals                                               (4)                (5)                (6)
Restructuring charge                                         --                (19)                --
Unusual items                                                (7)                (2)                --
                                                       --------           --------           --------
SEGMENT OPERATING PROFIT                                      9                 14                 19
Interest expense                                             (9)                (9)               (10)
Corporate and other expenses                                 (4)                (3)                (4)
Foreign exchange gain (loss)                                 11                 --                 --
Restructuring charge                                         --                 --                 --
Unusual items                                                 1                 --                 --
Income tax (provision) benefit                                6                  3                 (2)
                                                       --------           --------           --------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE         14                  5                  3
Cumulative effect of accounting change, net of tax           --                 --                 --
                                                       --------           --------           --------
NET INCOME                                             $     14           $      5           $      3
                                                       --------           --------           --------
BASIC EARNINGS PER COMMON SHARE:
Income before cumulative effect of accounting change   $   0.33           $   0.12           $   0.07
Effect of accounting change                                  --                 --                 --
                                                       --------           --------           --------
Total                                                  $   0.33           $   0.12           $   0.07
                                                       --------           --------           --------
DILUTED EARNINGS PER COMMON SHARE:
Income before cumulative effect of accounting change   $   0.33           $   0.12           $   0.07
Effect of accounting change                                  --                 --                 --
                                                       --------           --------           --------
Total                                                  $   0.33           $   0.12           $   0.07
                                                       --------           --------           --------
SHARES USED FOR CALCULATION OF EARNINGS PER COMMON
    SHARE (IN THOUSANDS):

Basic                                                    42,010             42,147             42,254
Diluted                                                  42,332             42,565             42,792
                                                       --------           --------           --------
Capital expenditures                                   $      6           $     10           $     13
Depreciation and amortization                          $     17           $     20           $     21
                                                       --------           --------           --------

           Restated Quarterly Business Segment Information

(UNAUDITED)
GENCORP INC.

                                                      Three Months Ended
                                                          FEBRUARY 29,      MAY 31,      AUGUST 31,     NOVEMBER 30,
(Dollars in millions,                                         2000           2000           2000           2000
    except per-share data)
                                                      ---------------------------------------------------------------
NET SALES

GDX Automotive                                                $112           $129           $115           $129
Aerospace and Defense                                          121            131            139            143
Fine Chemicals                                                   6             11              6              5
                                                            ------         ------         ------         ------
                                                              $239           $271           $260           $277
                                                            ------         ------         ------         ------
INCOME FROM OPERATIONS
GDX Automotive                                                  $4             $9             $3            $13
Aerospace and Defense                                           24             23             34             23
Fine Chemicals                                                  (4)             2             (5)            (7)
Restructuring charge                                            --             --             --             --
Unusual items                                                   --             --             --             --
                                                            ------         ------         ------         ------
SEGMENT OPERATING PROFIT                                        24             34             32             29
Interest expense                                                (3)            (4)            (5)            (6)
Corporate and other expenses                                    (3)            (1)            (3)            (3)
Foreign exchange gain (loss)                                    --             --             --             (8)
Restructuring charge                                            --             --             --             --
Unusual items                                                   (1)            --              6             (1)
Income tax provision                                            (7)           (12)           (12)            (4)
                                                            ------         ------         ------         ------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE            10             17             18              7
Cumulative effect of accounting change, net of tax              74             --             --             --
                                                            ------         ------         ------         ------
NET INCOME                                                     $84            $17            $18             $7
                                                            ------         ------         ------         ------
BASIC EARNINGS PER COMMON SHARE:
Income before cumulative effect of accounting change         $0.25          $0.41          $0.43          $0.14
Effect of accounting change                                   1.76             --             --             --
                                                            ------         ------         ------         ------
Total                                                        $2.01          $0.41          $0.43          $0.14
                                                            ------         ------         ------         ------
DILUTED EARNINGS PER COMMON SHARE:
Income before cumulative effect of accounting change         $0.25          $0.41          $0.43          $0.14
Effect of accounting change                                   1.76             --             --             --
                                                            ------         ------         ------         ------
Total                                                        $2.01          $0.41          $0.43          $0.14
                                                            ------         ------         ------         ------
SHARES USED FOR CALCULATION OF EARNINGS PER COMMON
    SHARE (IN THOUSANDS):

Basic                                                       41,864         41,933         41,967         41,967
Diluted                                                     41,980         42,060         42,045         42,124
                                                            ------         ------         ------         ------
Capital expenditures                                           $19            $21            $19            $23
Depreciation and amortization                                  $13            $13            $13            $11
                                                            ------         ------         ------         ------